EXHIBIT 10.1

Description of certain cash compensation to be paid to Leslie Hudson, Roy Lowrance and Paul Kolacki

Hooper Holmes, Inc. (the “Company”) will pay to each of, Leslie Hudson, Roy Lowrance, and Paul Kolacki, the cash value of 5,000 shares of the Company’s common stock (as determined by the closing price of the Company’s common stock on the second business day following the day on which the Company files with the Securities and Exchange Commission its annual report on Form 10-K as of and for the year ended December 31, 2005) for service as a director in 2005, in lieu of a restricted stock grant of 5,000 shares to which each of them would otherwise be entitled to under the non-employee director compensation schedule currently in effect.

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